Exterran Partners Completes Acquisition of
Compression and Processing Assets from Exterran Holdings
HOUSTON, June 10, 2011 — Exterran Holdings, Inc. (NYSE: EXH) and Exterran Partners, L.P. (NASDAQ: EXLP) today announced that Exterran Partners has completed its previously announced acquisition of compression and processing assets from Exterran Holdings.
The acquired assets include contracts serving 34 customers of Exterran Holdings, together with approximately 407 compressor units used to provide compression services under those contracts. These compressors comprise approximately 289,000 horsepower, which represents approximately 8% (by available horsepower) of the combined U.S. contract operations business of Exterran Holdings and Exterran Partners. In addition, the acquired assets include approximately 207 compressor units, comprising approximately 98,000 horsepower previously leased from Exterran Holdings to Exterran Partners, and a natural gas processing plant with a capacity of 8 million cubic feet per day located in the northeastern United States used to provide processing services pursuant to a long-term services agreement.
The transaction consideration includes Exterran Partners’ assumption of approximately $159 million of Exterran Holdings debt, payment of approximately $62 million in cash and issuance of approximately 51,000 general partner units of Exterran Partners. Exterran Holdings will use the cash proceeds from the transaction to reduce the outstanding balance under its credit facility. Exterran Partners financed the transaction with borrowings under its revolving credit facility and the proceeds from its May 2011 underwritten public offering of common units.
About Exterran Holdings and Exterran Partners
Exterran Holdings, Inc. is a global market leader in full service natural gas compression and a premier provider of operations, maintenance, service and equipment for oil and gas production, processing and transportation applications. Exterran Holdings serves customers across the energy spectrum—from producers to transporters to processors to storage owners. Headquartered in Houston, Texas, Exterran has over 10,000 employees and operates in approximately 30 countries.
Exterran Partners, L.P. provides natural gas contract operations services to customers throughout the United States. Exterran Holdings owns an equity interest in Exterran Partners.
For more information, visit www.exterran.com.
Exterran Contact Information:
Investors: David Oatman (281) 836-7035
Media: Susan Nelson (281) 836-7297
SOURCE: Exterran Holdings, Inc. and Exterran Partners, L.P.